EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
April 23, 2004

Peoples Energy Reports Second Quarter Results
Reaffirms Outlook for Fiscal 2004

CHICAGO - Peoples Energy (NYSE: PGL) today reported lower second quarter results compared to the year-ago period, with a decrease in natural gas deliveries and higher operating costs in the Company's Gas Distribution segment more than offsetting a 22% increase in operating income from its diversified energy businesses.

For the three months ended March 31, 2004, net income was $54.9 million, or $1.46 per diluted share, compared with $63.5 million, or $1.77 per diluted share in the year-ago quarter. Fiscal year-to-date net income was $86.3 million or $2.32 per diluted share, compared to $94.5 million or $2.64 per diluted share a year-ago. Operating income for the current quarter and fiscal year-to-date totaled $94.9 million and $155.1 million, respectively, versus $114.5 million and $174.9 million in the same periods last year.

"Although Gas Distribution segment income is expected to be lower than anticipated this year, diversified energy results are exceeding our original expectations and should once again show significant year-over-year growth in fiscal 2004," said Thomas M. Patrick, chairman, president and CEO. "In particular, the Oil and Gas Production and Retail Energy Services segments are expected to have very strong years. We continue to estimate that fiscal 2004 earnings per share will be in the target range of $2.70 to $2.85 that we announced early last fall."

The table and discussion below summarize second quarter and fiscal year-to-date operating results for Peoples Energy's business segments:

	Three Months Ended March 31,			Six Months Ended March 31,
Operating Income (In Millions)	2004	2003	Increase/ (Decrease)	2004	2003	Increase/ (Decrease)
Gas Distribution	$79.2	$100.2	$(21.0)	$130.7	$158.5	$(27.8)

Power Generation	(1.4)	(1.3)	(0.1)	(2.6)	(2.4)	(0.2)
Midstream Services	3.3	8.0	(4.7)	6.8	10.6	(3.8)
Retail Energy Services	4.8	2.2	2.6	8.0	4.3	3.7
Oil and Gas production	14.5	8.8	5.7	23.9	13.7	10.2
Other	0.4	--	0.4	0.2	0.1	0.1
Diversified Energy Businesses	21.6	17.7	3.9	36.3	26.3	10.0

Corporate	(5.9)	(3.4)	(2.5)	(11.9)	(9.9)	(2.0)
Total Operating Income	$94.9	$114.5	$(19.6)	$155.1	$174.9	$(19.8)

Gas Distribution. Operating income was $79.2 million for the second quarter, compared to $100.2 million in the year-ago period. Operating results were negatively impacted by weather that was 2.5% or 81 degree days warmer than normal and 5.1% or 171 degree days warmer than the same period last year. Gas deliveries fell 8% to 104 Bcf, with about half of the decline estimated to be due to weather and the remainder due to conservation and a decrease in customer count. Other factors impacting the comparison with last year include higher pension expense ($3.9 million), a higher provision for bad debt ($1.9 million), and increases in other operating costs.

On a fiscal year-to-date basis, operating income totaled $130.7 million, versus $158.5 million in the same period last year. Weather was 4.4% or 245 degree days warmer than normal and 7.2% or 412 degree days warmer than a year ago. Gas deliveries fell 7% to 175 Bcf, primarily due to weather. Other factors adversely affecting year-to-date results included higher pension expense ($3.1 million), increases in other operating costs, and the inclusion in the year-ago period of a $4.1 million reduction in municipal and state utility tax accruals.

Power Generation. Seasonal operating losses totaled $1.4 million and $2.6 million on a quarter and year-to-date basis, respectively, virtually unchanged from the year-ago periods. Most of the capacity revenues in the Power Generation segment are recognized in the June to September period, resulting in normal operating losses for that segment during the first two fiscal quarters.

Midstream Services. Operating income totaled $3.3 million and $6.8 million on a quarter and fiscal year-to-date basis, respectively, compared to $8.0 million and $10.6 million in the same periods a year ago. The decrease in both the quarter and fiscal year-to-date periods versus last year was due to lower results from the hub and wholesale and asset management activities which benefited in the prior year's quarter from higher natural gas price volatility.

Retail Energy Services. Operating income improved to $4.8 million for the quarter and $8.0 million on a fiscal year-to-date basis, compared with $2.2 million and $4.3 million in the year-ago periods. The increase in both periods was due to continued customer growth and enhanced gas margin.

Oil and Gas Production. Operating income totaled $14.5 million and $23.9 million on a quarter and fiscal year-to-date basis, respectively, compared to $8.8 million and $13.7 million in the same periods a year ago. Higher production volumes and higher net realized commodity prices boosted operating income in both periods. In addition, higher income from the Company's equity investment benefited second quarter and fiscal year-to-date comparisons by $1.4 million and $2.1 million, respectively.

On a gas equivalent basis, production increased 17% for the quarter and 14% for the fiscal year-to-date compared to the same periods last year. The Company's acquisition of additional oil and gas properties in late December contributed 5.2 MMCFE per day for the current quarter and 2.6 MMCFE per day fiscal year to date, with the balance of the production increase in both periods attributable to prior year acquisitions and the continued success of the Company's drilling program. On a year-to-date basis, the Company has drilled or participated in the drilling of 26 new wells, with an overall success rate of 92%.

The following table summarizes second quarter and fiscal year-to-date operating statistics for the Oil and Gas Production segment:
	Three Months Ended March 31,			Six Months Ended March 31,
	2004	2003	% Change	2004	2003	% Change
Average daily production:
Gas (MMCFD)	73.2	63.4	15.5	69.7	61.5	13.3
Oil (MBD)	1.6	1.3	23.1	1.5	1.2	25.0
Gas equivalent (MMCFED)	82.7	70.9	16.6	78.9	69.0	14.3
Net realized price:
Gas (MCF)	$4.64	$4.42	5.0	$4.40	$4.02	9.5
Oil (BBL)	$26.66	$24.33	9.6	$25.82	$22.43	15.1

The following table reflects the Company's hedge positions as of April 22, 2004 for its remaining expected fiscal 2004 production (April - September).

	Volume Hedged (MMBTU)/(MBO)		Weighted Average Prices ($/MMBTU)/($/BBL)
Gas
Swaps	6,691,500		$4.13
Collars	6,283,500		$4.50-$5.57
	12,975,000	(1)	$4.31-$4.83
Oil
Swaps	226	(2)	$26.60
  Approximately 80% of expected production.
  Approximately 60% of expected production.

Management's expectations of earnings for fiscal year 2004 assumes, among other things, an average NYMEX price of $5.20 per MMBTU for unhedged gas volumes during the remainder of fiscal 2004. The first $0.25 change in this assumed price per MMBTU is estimated to have an impact on operating income of approximately $1.2 million.

Other

Corporate support expenses increased $2.5 million in the second quarter and $2.0 million year-to-date compared to the year ago periods. The increase for the quarter was primarily due to higher outside services expenses and the impact of a higher Peoples Energy stock price on equity compensation expenses related to stock appreciation rights. The year-to-date increase related primarily to higher outside services expenses.

The quarter and year-to-date periods also benefited from a $2.2 million adjustment in accrued income taxes based on updated estimates of income tax liabilities.

Higher average common shares outstanding reduced diluted earnings per share by approximately $0.07 for the quarter and $0.10 year-to-date compared to last year.

Financial

At March 31, 2004, total debt was 50% of total debt plus equity, unchanged from the end of last year's second quarter and reflecting the normal seasonal decline in working capital requirements in the Gas Distribution, Midstream Services, and Retail Energy Services segments. It is currently estimated that fiscal 2004 capital spending will total approximately $180 million, with about $85-$90 million of expenditures estimated for the Oil and Gas Production segment and most of the remaining balance targeted for Gas Distribution.

Earnings Conference Call

Peoples Energy will hold a conference call to discuss financial results for the second quarter of fiscal 2004 on Friday, April 23, 2004, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 6113639. The telephone replay will be available approximately two hours after completion of the call through April 28, 2004. The webcast replay will be available through April 30, 2004.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings and capital expenditures for fiscal year 2004. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended March 31,
(In Thousands, Except Per-Share Amounts)	2004	2003

Total Revenues	$927,021	$903,833

Equity Investment Income (Loss)	$1,489	($13)

Operating Income	$94,941	$114,529

Net Income	$54,904	$63,481

Earnings Per Share - Basic	$1.47	$1.78

Earnings Per Share - Diluted	$1.46	$1.77

Average Shares Outstanding - Basic	37,290	35,723

Average Shares Outstanding - Diluted	37,497	35,842

	Six Months Ended March 31,
(In Thousands, Except Per-Share Amounts)	2004	2003

Total Revenues	$1,531,905	$1,452,944

Equity Investment Income (Loss)	$1,244	($266)

Operating Income	$155,093	$174,847

Net Income	$86,255	$94,482

Earnings Per Share - Basic	$2.33	$2.65

Earnings Per Share - Diluted	$2.32	$2.64

Average Shares Outstanding - Basic	37,061	35,637

Average Shares Outstanding - Diluted	37,253	35,743

Common Stock Data
	March 31,
	2004	2003
Annualized dividend rate	$2.16	$2.12
Dividend yield	4.8%	5.9%
Book value per share	$24.17	$24.04
Market price	$44.65	$35.77
Market price as a percent of book value	185%	149%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	56,778	62,447	93,993	102,603
- Commercial	9,553	10,047	15,866	16,455
- Industrial	1,744	2,071	2,799	3,375
Transportation	35,734	38,645	62,042	65,791
Total Gas Distribution Deliveries	103,809	113,210	174,700	188,224

Weather
Heating degree days - actual	3,195	3,366	5,310	5,722
Heating degree days - percent colder (warmer) than normal	(2.5%)	3.4%	(4.4%)	3.4%

Number of Gas Distribution Customers (average)
Gas sales
- Residential	901,053	910,910	892,056	904,354
- Commercial	46,147	45,482	45,112	44,827
- Industrial	2,934	2,953	2,891	2,915
Transportation	25,029	27,200	24,706	26,515
Total Gas Distribution Customers	975,163	986,545	964,765	978,611

Retail Energy Gas and Electric Customers (at March 31)	22,862	17,900	22,862	17,900

Employees (at March 31)
Gas Distribution	1,834	1,867	1,834	1,867
Diversified Businesses	124	119	124	119
Corporate Support	394	433	394	433
Total Employees	2,352	2,419	2,352	2,419

Megawatt Capacity (at March 31)	805	805	805	805

Oil and Gas Production
Average daily production:
Gas (MMCFD)	73.2	63.4	69.7	61.5
Oil (MBD)	1.6	1.3	1.5	1.2
Gas equivalent (MMCFED)	82.7	70.9	78.9	69.0

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 5.69	$ 6.58	$ 5.14	$ 5.28
Oil ($/BBL)	$ 34.23	$ 33.86	$ 33.16	$ 31.00

Average hedge price:
Gas ($/MMBTU)	$ 4.99	$ 4.15	$ 4.55	$ 3.91
Oil ($/BBL)	$ 27.09	$ 21.24	$ 26.16	$ 20.42

Percentage hedged:
Gas	92%	84%	86%	78%
Oil	78%	57%	72%	62%

Net realized price:
Gas ($/MCF)	$ 4.64	$ 4.42	$ 4.40	$ 4.02
Oil ($/BBL)	$ 26.66	$ 24.33	$ 25.82	$ 22.43

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In Thousands, Except Per-Share Amounts)	2004	2003	2004	2003

Revenues	$ 927,021	$ 903,833	$ 1,531,905	$1,452,944

Operating Expenses:
Cost of energy sold	632,491	598,232	1,013,050	927,737
Operation and maintenance	99,057	89,597	186,367	177,511
Depreciation, depletion and amortization	30,970	28,013	59,892	55,477
Taxes, other than income taxes	71,051	73,449	118,747	117,106
Total Operating Expenses	833,569	789,291	1,378,056	1,277,831

Equity investment income (loss)	1,489	(13)	1,244	(266)

Operating Income	94,941	114,529	155,093	174,847

Other income and expense - net	776	434	1,380	1,091

Interest expense	12,381	12,571	24,662	25,373

Income Before Income Taxes	83,336	102,392	131,811	150,565

Income tax expense	28,432	38,911	45,556	56,083

Net Income	$ 54,904	$ 63,481	$ 86,255	$ 94,482

Average Shares of Common Stock Outstanding
Basic	37,290	35,723	37,061	35,637
Diluted	37,497	35,842	37,253	35,743
Earnings Per Share of Common Stock
Basic	$ 1.47	$ 1.78	$ 2.33	$ 2.65
Diluted	$ 1.46	$ 1.77	$ 2.32	$ 2.64

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	March 31,	March 31,
(In Thousands)	2004	2003

Assets
Capital Investments:
Property, plant and equipment	$ 3,071,928	$ 2,881,343
Less - Accumulated depreciation, depletion
and amortization	1,176,136	1,080,227
Net property, plant and equipment	1,895,792	1,801,116
Investments in equity investees	130,660	138,628
Other investments	25,060	22,954

Total Capital Investments - Net	2,051,512	1,962,698

Customer Accounts Receivable - net of reserves	450,090	534,942
Other Current Assets	216,652	198,366
Other Assets	444,231	410,527

Total Assets	$ 3,162,485	$ 3,106,533

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 378,380	$ 315,097
Treasury stock	(6,760)	(6,760)
Retained earnings	596,459	579,409
Accumulated other comprehensive income (loss)	(61,505)	(25,705)

Total Common Stockholders' Equity	906,574	862,041
Long-Term Debt	846,330	629,345

Total Capitalization	1,752,904	1,491,386

Current Liabilities
Current maturities of long-term debt	-	90,000
Short-term debt	50,000	152,000
Other	621,516	734,346
Total Current Liabilities	671,516	976,346

Deferred Credits and Other Liabilities	738,065	638,801

Total Capitalization and Liabilities	$ 3,162,485	$ 3,106,533

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
(In Thousands)	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Three Months Ended March 31, 2004
Revenues	$ 670,988	$ -	$ 109,153	$ 124,588	$ 34,771	$ 173	$ (12,652)	$ 927,021
Depreciation, depletion and amortization	17,455	32	112	444	12,809	4	114	30,970
Equity investment income (loss)	-	(294)	-	-	1,372	411	-	1,489
Operating income (loss)	79,210	(1,359)	3,264	4,820	14,483	445	(5,922)	94,941
Three Months Ended March 31, 2003
Revenues	$ 677,420	$ -	$ 113,872	$ 106,889	$ 27,940	$ 28	$ (22,316)	$ 903,833
Depreciation, depletion and amortization	16,755	32	107	988	10,103	4	24	28,013
Equity investment income (loss)	-	(147)	-	-	(41)	175	-	(13)
Operating income (loss)	100,191	(1,283)	8,063	2,206	8,799	(43)	(3,404)	114,529
Six Months Ended March 31, 2004
Revenues	$ 1,109,399	$ -	$ 174,354	$ 207,714	$ 63,392	$ 254	$ (23,208)	$1,531,905
Depreciation, depletion and amortization	33,963	63	224	873	24,544	8	217	59,892
Equity investment income (loss)	-	(507)	-	-	1,394	357	-	1,244
Operating income (loss)	130,748	(2,649)	6,808	7,969	23,897	227	(11,907)	155,093
Six Months Ended March 31, 2003
Revenues	$ 1,092,792	$ -	$ 174,642	$ 161,562	$ 50,134	$ 71	$ (26,257)	$1,452,944
Depreciation, depletion and amortization	33,262	63	213	1,405	20,479	8	47	55,477
Equity investment income (loss)	-	(210)	-	-	(667)	611	-	(266)
Operating income (loss)	158,482	(2,444)	10,627	4,308	13,671	94	(9,891)	174,847